Exhibit 4
Legend Placed on Certificates Representing Shares Issued Pursuant to an Exemption from
Registration under Section 3(a)(11) of the Securities Act and Rule 147 thereunder
The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) but have been sold pursuant to an exemption from the registration provisions of the Act under Section 3(a)(11) of that Act and Rule 147 promulgated thereunder. Such shares may not be resold outside the State of Ohio for nine (9) months after issuance.